Exhibit 99.3

Teradyne, Inc.

Summary of Reduced Annual Cash Retainer Amounts for Non-Employee Directors

Effective April 1, 2009*

Director Position	2008 Annual Cash Retainer	Total Percentage Amount of Reductions	Annual Cash Retainer effective April 1, 2009*
Chair of the Board	$180,000	15%	$153,000

Non-Employee Director	$ 65,000	15%	$ 55,250

*	Reflects a temporary reduction in effect as of this date.